Exhibit 17(g)

Schedule of investments (unaudited)

April 30, 2010

Legg Mason ClearBridge Capital Fund

Security	Shares	Value
Common Stocks — 97.6%
Consumer Discretionary — 13.0%
Hotels, Restaurants & Leisure — 4.3%
Ctrip.com International Ltd., ADR	130,000	$4,747,600	*
Yum! Brands Inc.	325,000	13,786,500

Total Hotels, Restaurants & Leisure		18,534,100

Household Durables — 2.1%
Jarden Corp.	290,000	9,314,800

Leisure Equipment & Products — 2.1%
Li Ning Co., Ltd.	2,350,000	8,953,656	(a)

Multiline Retail — 2.0%
Family Dollar Stores Inc.	222,000	8,782,320

Specialty Retail — 2.5%
Ross Stores Inc.	192,000	10,752,000

Total Consumer Discretionary		56,336,876

Consumer Staples — 6.7%
Food & Staples Retailing — 5.0%
FHC Delaware Inc.	466,286	1	*(a)(b)
Pantry Inc.	700,000	11,074,000	*
Walgreen Co.	300,000	10,545,000

Total Food & Staples Retailing		21,619,001

Household Products — 1.7%
Procter & Gamble Co.	118,000	7,334,880

Total Consumer Staples		28,953,881

Energy — 13.9%
Energy Equipment & Services — 5.8%
ION Geophysical Corp.	850,000	5,108,500	*
Oceaneering International Inc.	130,000	8,515,000	*
Weatherford International Ltd.	625,000	11,318,750	*

Total Energy Equipment & Services		24,942,250

Oil, Gas & Consumable Fuels — 8.1%
BP PLC, ADR	230,000	11,994,500
Exxon Mobil Corp.	180,000	12,213,000
Petrohawk Energy Corp.	500,000	10,795,000	*

Total Oil, Gas & Consumable Fuels		35,002,500

Total Energy		59,944,750

Financials — 16.5%
Capital Markets — 7.4%
Charles Schwab Corp.	900,000	17,361,000
Invesco Ltd.	640,000	14,713,600

Total Capital Markets		32,074,600

Diversified Financial Services — 1.9%
JPMorgan Chase & Co.	192,300	8,188,134

Insurance — 4.0%
Travelers Cos. Inc.	250,000	12,685,000
XL Capital Ltd., Class A Shares	260,000	4,628,000

Total Insurance		17,313,000

See Notes to Financial Statements.

Schedule of investments (unaudited) (cont’d)

April 30, 2010

Legg Mason ClearBridge Capital Fund

Security	Shares	Value
Real Estate Investment Trusts (REITs) — 1.7%
Chimera Investment Corp.	1,800,000	$7,326,000

Thrifts & Mortgage Finance — 1.5%
People’s United Financial Inc.	400,000	6,212,000

Total Financials		71,113,734

Health Care — 12.6%
Biotechnology — 4.7%
Amgen Inc.	200,000	11,472,000	*
Onyx Pharmaceuticals Inc.	300,000	8,661,000	*

Total Biotechnology		20,133,000

Health Care Providers & Services — 2.0%
Mednax Inc.	160,000	8,790,400	*

Pharmaceuticals — 5.9%
Roche Holding AG	77,000	12,160,846	(a)
Shire Ltd., ADR	200,000	13,168,000

Total Pharmaceuticals		25,328,846

Total Health Care		54,252,246

Industrials — 11.8%
Aerospace & Defense — 2.0%
L-3 Communications Holdings Inc.	95,000	8,889,150

Construction & Engineering — 5.1%
Quanta Services Inc.	495,000	9,964,350	*
Shaw Group Inc.	315,000	12,058,200	*

Total Construction & Engineering		22,022,550

Industrial Conglomerates — 4.7%
McDermott International Inc.	270,000	7,400,700	*
Tyco International Ltd.	329,995	12,800,506

Total Industrial Conglomerates		20,201,206

Total Industrials		51,112,906

Information Technology — 14.0%
Internet Software & Services — 4.5%
Google Inc., Class A Shares	19,000	9,983,360	*
VeriSign Inc.	350,000	9,544,500	*

Total Internet Software & Services		19,527,860

IT Services — 5.3%
Accenture PLC, Class A Shares	320,000	13,964,800
International Business Machines Corp.	68,400	8,823,600

Total IT Services		22,788,400

Semiconductors & Semiconductor Equipment — 2.0%
Xilinx Inc.	325,000	8,378,500

Software — 2.2%
Check Point Software Technologies Ltd.	270,000	9,617,400	*

Total Information Technology		60,312,160

Materials — 9.1%
Chemicals — 4.2%
Huabao International Holdings Ltd.	4,700,000	5,406,940	(a)
Monsanto Co.	200,000	12,612,000

Total Chemicals		18,018,940

See Notes to Financial Statements.

Legg Mason ClearBridge Capital Fund

Security	Shares	Value
Metals & Mining — 4.9%
Agnico-Eagle Mines Ltd.	165,000	$10,421,400
Newmont Mining Corp.	190,000	10,655,200

Total Metals & Mining		21,076,600

Total Materials		39,095,540

Total Investments before Short-term Investments (Cost — $374,714,993)		421,122,093

	Rate	Maturity Date	Face Amount
Short-Term Investments — 2.1%
Repurchase Agreements — 2.1%
Interest in $450,000,000 joint tri-party repurchase agreement dated 4/30/10 with RBS Securities Inc.; Proceeds at maturity — $773,012; (Fully collateralized by various U.S. government obligations, 1.000% to 2.500% due 7/31/11 to 3/31/13; Market value — $788,461)	0.190%	5/3/10	$773,000	773,000
Interest in $50,067,000 joint tri-party repurchase agreement dated 4/30/10 with Deutsche Bank Securities, Inc.; Proceeds at maturity — $8,041,127; (Fully collateralized by U.S. government agency obligations, 1.625% due 11/21/12 Market Value — $8,201,839)	0.190%	5/3/10	8,041,000	8,041,000

Total Short-Term Investments (Cost — $8,814,000)				8,814,000

Total Investments — 99.7% (Cost — $383,528,993#)				429,936,093

Securities Sold Short, at Value — (2.7)% (Proceeds — $9,636,768#)				(11,750,750)
Other Assets in Excess of Liabilities — 3.0%				13,127,249

Total Net Assets — 100.0%				$431,312,592

*	Non-income producing security.
(a)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).
(b)	Illiquid security.
#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviation used in this schedule:

ADR	— American Depositary Receipt

Schedule of Securities Sold Short†

	Shares	Value
Securities Sold Short — (2.7)%
Exchange Traded Funds — (2.7)%
SPDR S&P Retail ETF (Proceeds — $9,636,768)	275,000	$11,750,750

†	Percentages indicated are based on total net assets.

See Notes to Financial Statements.

Statement of assets and liabilities (unaudited)

April 30, 2010

Assets:
Investments, at value (Cost — $383,528,993)	$429,936,093
Cash	639
Deposits with brokers for securities sold short	12,443,750
Receivable for securities sold	2,110,475
Receivable for Fund shares sold	1,615,261
Dividends and interest receivable	501,889
Prepaid expenses	41,867

Total Assets	446,649,974

Liabilities:
Investments sold short, at value (proceeds received $9,636,768)	11,750,750
Payable for Fund shares repurchased	3,010,161
Investment management fee payable	263,730
Distribution fees payable	179,333
Interest payable for short sales	44,982
Trustees’ fees payable	18,155
Accrued expenses	70,271

Total Liabilities	15,337,382

Total Net Assets	$431,312,592

Net Assets:
Par value (Note 7)	$220
Paid-in capital in excess of par value	611,422,095
Undistributed net investment income	112,947
Accumulated net realized loss on investments, short sales and foreign currency transactions	(224,525,151)
Net unrealized appreciation on investments, short sales and foreign currencies	44,302,481

Total Net Assets	$431,312,592

Shares Outstanding:
Class A	9,344,846
Class B	2,322,953
Class C	6,719,629
Class I	3,626,535
Net Asset Value:
Class A (and redemption price)	$20.36
Class B*	$18.08
Class C*	$18.18
Class I (and redemption price)	$21.22
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$21.60

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations (unaudited)

For the Six Months Ended April 30, 2010

Investment Income:
Dividends	$3,364,219
Interest	186,927
Less: Foreign taxes withheld	(66,836)

Total Investment Income	3,484,310

Expenses:
Investment management fee (Note 2)	1,595,830
Distribution fees (Notes 2 and 5)	1,101,906
Transfer agent fees (Note 5)	236,796
Interest expense on securities sold short	148,424
Legal fees	46,827
Registration fees	39,732
Shareholder reports	32,318
Dividend expense on securities sold short	24,004
Trustees’ fees	21,210
Audit and tax	17,829
Custody fees	14,117
Insurance	4,278
Miscellaneous expenses	3,417

Total Expenses	3,286,688

Net Investment Income	197,622

Realized and Unrealized Gain (Loss) on Investments, Short Sales and Foreign Currency Transactions (Notes 1, 3 and 4):
Net Realized Gain (Loss) From:
Investment transactions	20,669,282
Short sales	(2,298,670)
Foreign currency transactions	(2,576)

Net Realized Gain	18,368,036

Change in Net Unrealized Appreciation/Depreciation From:
Investments	24,624,926
Short sales	(2,113,982)
Foreign currencies	(4,815)

Change in Net Unrealized Appreciation/Depreciation	22,506,129

Net Gain on Investments, Short Sales and Foreign Currency Transactions	40,874,165

Increase in Net Assets From Operations	$41,071,787

See Notes to Financial Statements.

Statements of changes in net assets

For the Six Months Ended April 30, 2010 (unaudited) the Period Ended October 31, 2009 and the Year Ended December 31, 2008	2010	2009†	2008
Operations:
Net investment income	$197,622	$626,731	$230,721
Net realized gain (loss)	18,368,036	(68,140,847)	(148,776,901)
Change in net unrealized appreciation/depreciation	22,506,129	176,938,588	(179,149,099)

Increase (Decrease) in Net Assets From Operations	41,071,787	109,424,472	(327,695,279)

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(744,315)	(149,808)	—
Net realized gains	—	—	(12,886,866)

Decrease in Net Assets From Distributions to Shareholders	(744,315)	(149,808)	(12,886,866)

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	13,492,335	32,138,238	67,024,387
Reinvestment of distributions	677,413	134,736	11,052,458
Cost of shares repurchased	(60,143,949)	(98,729,377)	(316,577,838)
Net assets of shares issued in connection with merger (Note 8)	—	—	75,911,449

Decrease in Net Assets From Fund Share Transactions	(45,974,201)	(66,456,403)	(162,589,544)

Increase (Decrease) in Net Assets	(5,646,729)	42,818,261	(503,171,689)

Net Assets:
Beginning of period	436,959,321	394,141,060	897,312,749

End of period*	$431,312,592	$436,959,321	$394,141,060

* Includes undistributed net investment income of:	$112,947	$659,640	$139,886
†	For the period January 1, 2009 through October 31, 2009.

See Notes to Financial Statements.

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class A Shares[1]	2010[2]	2009[3]		2008[4]	2007[4]	2006[4,5]	2005[4,5]	2004[4,5]
Net asset value, beginning of period	$18.57	$14.16		$24.87	$29.89	$29.50	$30.42	$27.04
Income (loss) from operations:
Net investment income (loss)	0.03	0.06		0.07	0.11	0.07	0.03	(0.02)
Net realized and unrealized gain (loss)	1.79	4.35		(10.36)	0.22	2.90	2.26	3.87

Total income (loss) from operations	1.82	4.41		(10.29)	0.33	2.97	2.29	3.85

Less distributions from:
Net investment income	(0.03)	—		—	(0.02)	—	—	—
Net realized gains	—	—		(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Total distributions	(0.03)	—		(0.42)	(5.35)	(2.58)	(3.21)	(0.47)

Net asset value, end of period	$20.36	$18.57		$14.16	$24.87	$29.89	$29.50	$30.42

Total return[6]	9.83%	31.14%		(42.06)%	0.69%	10.63%	7.52%	14.24%

Net assets, end of period (000s)	$190,233	$189,093		$148,374	$293,510	$351,107	$353,098	$351,092
Ratios to average net assets:
Gross expenses	1.27%[7]	1.23%[7]		1.09%[8]	0.99%	0.99%[8]	1.11%	1.02%
Gross expenses, excluding interest and dividend expense	1.19 [7]	1.23	[7]	1.09 [8]	0.99	0.99 [8]	1.11	1.02
Net expenses	1.27 [7]	1.23	[7]	1.09 [8]	0.99	0.99 [8,9]	1.11	1.02
Net expenses, excluding interest and dividend expense	1.19 [7]	1.23	[7]	1.09 [8]	0.99	0.99 [8,9]	1.11	1.02
Net investment income (loss)	0.31 [7]	0.43	[7]	0.35	0.36	0.23	0.09	(0.07)

Portfolio turnover rate	35%	40%		64%	49%	193%	265%	131%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period January 1, 2009, through October 31, 2009.
[4]	For the year ended December 31.
[5]	Represents a share of capital stock outstanding prior to April 16, 2007.
[6]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.
[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.08% for the year ended December 31, 2008 and 0.97% and 0.96%, respectively, for the year ended December 31, 2006.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class B Shares[1]	2010[2]	2009[3]	2008[4]	2007[4]	2006[4,5]	2005[4,5]	2004[4,5]
Net asset value, beginning of period	$16.53	$12.68	$22.49	$27.68	$27.72	$29.01	$26.02
Income (loss) from operations:
Net investment loss	(0.04)	(0.04)	(0.08)	(0.09)	(0.16)	(0.22)	(0.24)
Net realized and unrealized gain (loss)	1.59	3.89	(9.31)	0.23	2.70	2.14	3.70

Total income (loss) from operations	1.55	3.85	(9.39)	0.14	2.54	1.92	3.46

Less distributions from:
Net realized gains	—	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Total distributions	—	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Net asset value, end of period	$18.08	$16.53	$12.68	$22.49	$27.68	$27.72	$29.01

Total return[6]	9.38%	30.36%	(42.52)%	0.05%	9.75%	6.59%	13.30%

Net assets, end of period (000s)	$41,988	$48,614	$68,012	$196,214	$311,161	$397,242	$415,006
Ratios to average net assets:
Gross expenses	2.04%[7]	2.02%[7]	1.82%[8]	1.65%	1.80%[8]	1.97%	1.85%
Gross expenses, excluding interest and dividend expense	1.97 [7]	2.02 [7]	1.82 [8]	1.65	1.80 [8]	1.97	1.85
Net expenses	2.04 [7]	2.02 [7]	1.82 [8]	1.65	1.80 [8,9]	1.97	1.85
Net expenses, excluding interest and dividend expense	1.97 [7]	2.02 [7]	1.82 [8]	1.65	1.80 [8,9]	1.97	1.85
Net investment loss	(0.47)[7]	(0.35)[7]	(0.42)	(0.33)	(0.58)	(0.77)	(0.90)

Portfolio turnover rate	35%	40%	64%	49%	193%	265%	131%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period January 1, 2009, through October 31, 2009.
[4]	For the year ended December 31.
[5]	Represents a share of capital stock outstanding prior to April 16, 2007.
[6]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.
[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.81% for the year ended December 31, 2008 and 1.78% and 1.77%, respectively, for the year ended December 31, 2006.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class C Shares[1]	2010[2]	2009[3]	2008[4]	2007[4]	2006[4,5]	2005[4,5]	2004[4,5]
Net asset value, beginning of period	$16.61	$12.74	$22.57	$27.76	$27.80	$29.07	$26.07
Income (loss) from operations:
Net investment loss	(0.03)	(0.03)	(0.06)	(0.09)	(0.16)	(0.22)	(0.24)
Net realized and unrealized gain (loss)	1.60	3.90	(9.35)	0.23	2.70	2.16	3.71

Total income (loss) from operations	1.57	3.87	(9.41)	0.14	2.54	1.94	3.47

Less distributions from:
Net realized gains	—	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Total distributions	—	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Net asset value, end of period	$18.18	$16.61	$12.74	$22.57	$27.76	$27.80	$29.07

Total return[6]	9.45%	30.38%	(42.46)%	0.05%	9.72%	6.65%	13.31%

Net assets, end of period (000s)	$122,148	$126,045	$117,877	$288,955	$407,661	$504,642	$492,644
Ratios to average net assets:
Gross expenses	1.98%[7]	1.93%[7]	1.76%[8]	1.66%	1.79%[8]	1.94%	1.83%
Gross expenses, excluding interest and dividend expense	1.90 [7]	1.93 [7]	1.76 [8]	1.66	1.79 [8]	1.94	1.83
Net expenses	1.98 [7]	1.93 [7]	1.76 [8]	1.66	1.78 [8,9]	1.94	1.83
Net expenses, excluding interest and dividend expense	1.90 [7]	1.93 [7]	1.76 [8]	1.66	1.78 [8,9]	1.94	1.83
Net investment loss	(0.39)[7]	(0.27)[7]	(0.34)	(0.33)	(0.57)	(0.74)	(0.88)

Portfolio turnover rate	35%	40%	64%	49%	193%	265%	131%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the six months ended April 30, 2010 (unaudited).
[3]	For the period January 1, 2009, through October 31, 2009.
[4]	For the year ended December 31.
[5]	Represents a share of capital stock outstanding prior to April 16, 2007.
[6]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.
[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.75% for the year ended December 31, 2008 and 1.77% and 1.76%, respectively, for the year ended December 31, 2006.

[9]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1,2]	2010[3]	2009[4]	2008[5]	2007[5]	2006[5,6]	2005[5,6]	2004[5,6]
Net asset value, beginning of period	$19.39	$14.77	$25.83	$30.81	$30.25	$30.98	$27.42
Income (loss) from operations:
Net investment income	0.07	0.11	0.15	0.18	0.18	0.17	0.09
Net realized and unrealized gain (loss)	1.87	4.55	(10.79)	0.27	2.96	2.31	3.94

Total income (loss) from operations	1.94	4.66	(10.64)	0.45	3.14	2.48	4.03

Less distributions from:
Net investment income	(0.11)	(0.04)	—	(0.10)	—	—	—
Net realized gains	—	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Total distributions	(0.11)	(0.04)	(0.42)	(5.43)	(2.58)	(3.21)	(0.47)

Net asset value, end of period	$21.22	$19.39	$14.77	$25.83	$30.81	$30.25	$30.98

Total return[7]	10.01%	31.56%	(41.85)%	1.07%	10.93%	8.01%	14.70%

Net assets, end of period (000s)	$76,944	$73,207	$59,878	$118,634	$403,266	$406,387	$344,239
Ratios to average net assets:
Gross expenses	0.92%[8]	0.86%[8]	0.74%[9]	0.61%	0.63%[9]	0.67%	0.64%
Gross expenses, excluding interest and dividend expense	0.84 [8]	0.86 [8]	0.74 [9]	0.61	0.63 [9]	0.67	0.64
Net expenses	0.92 [8,10]	0.86 [8,10]	0.74 [9]	0.61	0.62 [9,11]	0.67	0.64
Net expenses, excluding interest and dividend expense	0.84 [8,10]	0.86 [8,10]	0.74 [9]	0.61	0.62 [9,11]	0.67	0.64
Net investment income	0.67 [8]	0.80 [8]	0.70	0.57	0.59	0.54	0.33

Portfolio turnover rate	35%	40%	64%	49%	193%	265%	131%

[1]

Class Y shares were renamed as Class I shares on November 20, 2006. The Class I shares were converted into Class O shares and redesignated as Class I shares on December 1, 2006. The former Class I shares were terminated. The inception date and performance history of the former Class O shares have been maintained.

[2]	Per share amounts have been calculated using the average shares method.
[3]	For the six months ended April 30, 2010 (unaudited).
[4]	For the period January 1, 2009, through October 31, 2009.
[5]	For the year ended December 31.
[6]	Represents a share of capital stock outstanding prior to April 16, 2007.
[7]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[8]	Annualized.
[9]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.73% for the year ended December 31, 2008 and both would have been 0.60% for the year ended December 31, 2006.

[10]

As the result of an expense limitation agreement, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I will not exceed 0.95%.

[11]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason ClearBridge Capital Fund (the “Fund”) is a separate non-diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service, which are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with procedures approved by the Fund’s Board of Trustees. Fair valuing of securities may be also determined with the assistance of a pricing service using calculations based on indices of domestic securities and the appropriate indicators, such as prices of relevant American depository receipts (ADRs) and future contracts. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of the security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to convert future amounts of cash flow to a single present amount.

Notes to financial statements (unaudited) (cont’d)

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Long-term investments†:
Common stocks:
Consumer discretionary	$47,383,220	$8,953,656	—	$56,336,876
Consumer staples	28,953,880	—	$1	28,953,881
Health care	42,091,400	12,160,846	—	54,252,246
Materials	33,688,600	5,406,940	—	39,095,540
Other common stocks	242,483,550	—	—	242,483,550
Total long-term investments	394,600,650	26,521,442	1	421,122,093
Short-term investments†	—	8,814,000	—	8,814,000

Total investments	$394,600,650	$35,335,442	$1	$429,936,093

Securities sold short†	$(11,750,750)	—	—	$(11,750,750)

Total	$382,849,900	$35,335,442	$1	$418,185,343

†	See Schedules of Investments for additional detailed categorizations.

Following is a reconciliation of investments in which significant unobservable inputs (Level 3) were used in determining fair value:

Investments in Securities	Consumer Staples
Balance as of October 31, 2009	$1
Accrued premium/discounts	—
Realized gain/(loss)	—
Change in unrealized appreciation (depreciation)[1]	349,715
Net purchases (sales)	(349,715)
Net transfers in and/or out of Level 3	—
Balance as of April 30, 2010	$1

Net change in unrealized appreciation (depreciation) for investments in securities still held at April 30, 2010[1]	$349,715

[1]

Change in unrealized appreciation (depreciation) includes net unrealized appreciation (depreciation) resulting from changes in investment values during the reporting period and the reversal of previously recorded unrealized appreciation (depreciation) when gain or losses are realized.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, a fund takes possession of an underlying debt obligation subject to an obligation of the seller to repurchase, and of the fund to resell, the obligation at an agreed-upon price and time, thereby determining the yield during a fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked to market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Short sale transactions. Short sales are transactions in which the Fund sells a security it does not own in anticipation of a decline in the market value of that security. To complete such a transaction, a Fund must borrow the security to deliver to the buyer. The Fund is then obligated to replace the security borrowed by purchasing it in the open market at the time of replacement. The proceeds received by the Fund for the short sale are retained by the broker as collateral until the Fund replaces the borrowed security. The collateral required is determined daily by reference to the market value of the short positions. Liabilities for securities sold short are marked to market daily and reported at market value in the financial statements.

Short sale transactions may result in a risk of loss that may exceed the amount shown on the Statement of Assets and Liabilities. A gain, limited to the price at which the Fund sold the security short, or a loss, potentially unlimited in size, will be recognized upon termination of a short sale. Dividends on short positions are recorded as a liability on the ex-dividend date and are shown in the Statement of Operations as Dividend Expense because the Fund must pay the dividend to the lender of the security.

Short selling is a technique that may be considered speculative, involves risk beyond the amount of money used to secure each transaction and may represent a form of leverage.

(d) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(f) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Notes to financial statements (unaudited) (cont’d)

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of April 30, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(i) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $100 million	1.000%
Next $100 million	0.750
Next $200 million	0.625
Over $400 million	0.500

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation agreement between the Fund and LMPFA, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares, will not exceed 0.95% through December 31, 2011. This expense limitation agreement cannot be terminated prior to December 31, 2011 without the Board of Trustees’ consent.

The manager is permitted to recapture amounts previously forgone or reimbursed to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below an expense limitation (“expense cap”). In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment and declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended April 30, 2010, LMIS and its affiliates received sales charges of approximately $10,000 on sales of the Fund’s Class A shares. In addition, for the six months ended April 30, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class B	Class C
CDSCs	$23,000	$3,000

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the six months ended April 30, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$145,543,450
Sales	193,022,847

At April 30, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$59,714,088
Gross unrealized depreciation	(15,420,970)

Net unrealized appreciation	$44,293,118

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 (“ASC Topic 815”) requires enhanced disclosure about an entity’s derivative and hedging activities.

The following table provides information about the effect of derivatives and hedging activities in the Fund’s Statement of Operations for the six months ended April 30, 2010. The table provides additional detail about the amounts and sources of gains/(losses) realized on derivatives during the period.

AMOUNT OF REALIZED GAIN OR (LOSS) ON DERIVATIVES RECOGNIZED

	Equity Contracts Risk	Other Contracts Risk	Total
Purchased options	$(4,454,065)	—	$(4,454,065)

During the six months ended April 30, 2010, the volume of derivative activity for the Fund was as follows:

Average Market Value
Purchased options†	$912,525

†	At April 30, 2010, there were no open positions held in this derivative.

5. Class specific expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a service fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the six months ended April 30, 2010, class specific expenses were as follows:

	Distribution Fees	Transfer Agent Fees
Class A	239,634	$129,453
Class B	235,194	38,364
Class C	627,078	57,003
Class I	—	11,976

Total	$1,101,906	$236,796

Notes to financial statements (unaudited) (cont’d)

6. Distributions to shareholders by class

	Six Months Ended April 30, 2010	Period Ended October 31, 2009†	Year Ended December 31, 2008
Net Investment Income:
Class A	$336,860	—	—
Class C	—	—	—
Class I	407,455	$149,808	—

Total	$744,315	$149,808	—

Net Realized Gains:
Class A	—	—	$4,263,348
Class B	—	—	2,565,374
Class C	—	—	4,255,267
Class I	—	—	1,802,877

Total	—	—	$12,886,866

†	For the period January 1, 2009 through October 31, 2009.

7. Shares of beneficial interest

At April 30, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Six Months Ended April 30, 2010		Period Ended October 31, 2009†		Year Ended December 31, 2008
	Shares	Amount	Shares	Amount	Shares	Amount
Class A
Shares sold	502,750	$9,928,301	1,871,342	$28,912,724	2,760,654	$58,988,209
Shares issued on reinvestment	15,269	305,351	—	—	154,152	3,665,749
Shares repurchased	(1,355,070)	(26,861,614)	(2,171,143)	(34,554,992)	(5,513,454)	(114,331,506)
Shares issued with merger	—	—	—	—	1,279,563	28,086,652

Net decrease	(837,051)	$(16,627,962)	(299,801)	$(5,642,268)	(1,319,085)	$(23,590,896)

Class B
Shares sold	24,497	$434,780	59,890	$876,871	87,201	$1,635,381
Shares issued on reinvestment	—	—	—	—	103,438	2,211,534
Shares repurchased	(643,245)	(11,341,425)	(2,482,796)	(33,918,014)	(4,887,789)	(93,836,883)
Shares issued with merger	—	—	—	—	1,335,989	26,353,388

Net decrease	(618,748)	$(10,906,645)	(2,422,906)	$(33,041,143)	(3,361,161)	$(63,636,580)

Class C
Shares sold	47,522	$839,969	75,216	$1,079,576	182,103	$3,372,348
Shares issued on reinvestment	—	—	—	—	164,877	3,539,905
Shares repurchased	(914,790)	(16,161,130)	(1,743,053)	(24,373,187)	(4,977,724)	(93,379,859)
Shares issued with merger	—	—	—	—	1,083,905	21,471,409

Net decrease	(867,268)	$(15,321,161)	(1,667,837)	$(23,293,611)	(3,546,839)	$(64,996,197)

Class I
Shares sold	110,605	$2,289,285	71,906	$1,269,067	126,045	$3,028,449
Shares issued on reinvestment	17,870	372,062	7,428	134,736	66,072	1,635,270
Shares repurchased	(277,264)	(5,779,780)	(359,111)	(5,883,184)	(729,149)	(15,029,590)

Net decrease	(148,789)	$(3,118,433)	(279,777)	$(4,479,381)	(537,032)	$(10,365,871)

†	For the period January 1, 2009 through October 31, 2009.

8. Transfer of net assets

On July 18, 2008, the Fund acquired the assets and certain liabilities of Legg Mason Partners Classic Values Fund (the “Acquired Fund”), pursuant to a plan of reorganization approved by the Acquired Fund shareholders. Total shares issued by the Fund and the total net assets of the Acquired Fund and the Fund on the date of the transfer were as follows:

Acquired Fund	Shares Issued By The Fund	Total Net Assets of The Acquired Fund
Legg Mason Partners Classic Values Fund	3,669,457	$75,911,449

The total net assets of the Fund on the date of the transfer were $643,585,899.

As part of the reorganization, for each share they held, shareholders of the Acquired Fund’s Class A, Class B and Class C received 0.469677, 0.493841 and 0.492367 shares of the Fund’s Class A, Class B and Class C shares, respectively.

The total net assets of the Acquired Fund before acquisition included unrealized depreciation of $297,299, accumulated net realized loss of $25,605,712 and undistributed net investment income of $6,794. Total net assets of the Fund immediately after the transfer were $719,497,348. The transaction was structured to qualify as a tax-free reorganization under the Code, as amended.

9. Capital loss carryforward

As of October 31, 2009, the Fund had a net capital loss carryforward of approximately $242,893,187, of which $25,735,825 expires in 2015, $134,016,608 expires in 2016 and $83,140,754 expires in 2017. These amounts will be available to offset any future taxable capital gains. However, $25,735,825 of this amount is subject to an annual limitation of $3,575,429 as a result of the reorganization described in Note 8.

10. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order

Notes to financial statements (unaudited) (cont’d)

required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $8,217, $11,723 and $10,606 for Classes A, B and C, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

11. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

*  *  *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM based on the May 31, 2005 settlement order issued against CGM and SBFM by the SEC. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the adviser for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

The five actions were subsequently consolidated, and a consolidated complaint was filed. On September 26, 2007, the U.S. District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. On February 16, 2010, the U.S. Court of Appeals for the Second Circuit issued its opinion affirming the dismissal, in part, and vacating and remanding, in part. The opinion affirmed the dismissal with prejudice of plaintiffs’ claim pursuant to Section 36(b) of the Investment Company Act but vacated the dismissal of the Section 10(b) securities fraud claim. The case has been remanded to Judge Pauley of the U.S. District Court for the Southern District of New York.